EXHIBIT 10.19

LEASE AGREEMENT

dated as of April 3, 2006

between

CT CHATTANOOGA TN, LLC,
as Landlord

and

COVENANT TRANSPORT, INC.,
a Tennessee corporation,

as Tenant

Table of Contents

1.	Certain Definitions	1

2.	Demise of Premises	1

3.	Title and Condition	1

4.	Use of Leased Premises; Quiet Enjoyment	3

5.	Term	4

6.	Rent	4

7.	Net Lease; Non-Terminability	5

8.	Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements	6

9.	Liens; Recording and Title	8

10.	Indemnification	9

11.	Maintenance and Repair	11

12.	Alterations	12

13.	Condemnation	13

14.	Insurance	14

15.	Restoration	18

16.	Subordination to Financing	19

17.	Assignment, Subleasing	20

18.	Permitted Contests	21

19.	Conditional Limitations; Default Provisions	21

20.	Additional Rights of Landlord and Tenant	24

21.	Notices	25

22.	Estoppel Certificates	26

23.	Surrender and Holding Over	26

24.	No Merger of Title	27

25.	Definition of Landlord	27

26.	Hazardous Substances	27

27.	Entry by Landlord	28

28.	No Usury	28

29.	Financial Statements	28

30.	Special Tax Indemnity	28

i

31.	Withholdings	30

32.	Representations	31

33.	Duty of First Offer	33

34.	Separability	34

35.	Miscellaneous	34

ii

EXHIBITS

EXHIBIT A	Legal Description
EXHIBIT B	Basic Rent
EXHIBIT C	Form of Tenant Estoppel
EXHIBIT D	Form of Landlord Waiver
EXHIBIT E	Form of Subordination, Non-Disturbance and Attornment Agreement

APPENDIX A	Definitions

iii

LEASE AGREEMENT

THIS LEASE AGREEMENT (as amended, supplemented and otherwise modified from time to time, this “Lease”) made as of April 3, 2006 by and between CT CHATTANOOGA TN, LLC, a Delaware limited liability company, as landlord, having an office at c/o SunTrust Equity Funding, LLC, 303 Peachtree Street, 24th Floor, MC 3951, Atlanta, Georgia 30308, and COVENANT TRANSPORT, INC., a Tennessee corporation, as tenant, having an office at 400 Birmingham Highway, Chattanooga, TN 37419.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:

1.     Certain Definitions. All capitalized terms, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in Appendix A annexed hereto and by this reference incorporated herein.

2.     Demise of Premises. Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord, for the Term and upon the provisions hereinafter specified, the Leased Premises.

3.     Title and Condition.

(a)     The Leased Premises are demised and let subject to (i) Permitted Encumbrances, (ii) all Legal Requirements and Insurance Requirements, including any existing violation of any thereof, and (iii) the condition of the Leased Premises as of the commencement of the Term; without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

(b)     LANDLORD HAS NOT MADE AND WILL NOT MAKE ANY INSPECTION OF ANY OF THE LEASED PREMISES, AND LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR PURPOSE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. Tenant acknowledges that the Leased Premises are of its selection and to its specifications, and that the Leased Premises have been inspected by Tenant and are satisfactory to it. In the event of any defect or deficiency in any of the Leased Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort). The provisions of this Paragraph 3(b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to any of the Leased Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or otherwise.

(c)     Tenant acknowledges and agrees that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease.

(d)     Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all Guaranties. Such assignment shall remain in effect until the termination of this Lease. Landlord shall also retain the right to enforce any Guaranties assigned to Tenant hereunder in the name of Tenant during the continuance of any Event of Default. Landlord hereby agrees to execute and deliver, at Tenant’s expense, such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Paragraph 3(d). Upon the termination of this Lease, the Guaranties shall automatically revert to Landlord, provided that, to the extent that Tenant has incurred out-of-pocket costs and expenses to replace or repair any part of the Leased Premises for which there is a claim under a Guaranty, Tenant shall be subrogated to Landlord’s rights under such Guaranty to the extent of such costs and expenses, and, at Tenant’s reasonable request, Landlord shall cooperate with Tenant, at Tenant’s expense, to recover such claim. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment Tenant shall execute and deliver promptly any certificate or other instrument which Landlord may reasonably request. Any monies collected by Tenant under any of the Guaranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord.

(e)     Landlord agrees to enter into, at Tenant’s expense, such Easements as are reasonably requested by Tenant, subject to Lender’s and Landlord’s approval of the form thereof, not to be unreasonably withheld or delayed; provided, however, that no such Easement shall result in any diminution in the value or utility of the Leased Premises for use as an office building, truck terminal and truck maintenance facility and related purposes and further provided that no such Easement shall render the use of the Leased Premises dependent upon any other property, or condition the use of the Leased Premises upon the use of any other property, each of which Tenant shall certify to Landlord and Lender in writing delivered with Tenant’s request with respect to such Easement. Tenant’s request shall also include Tenant’s written undertaking acknowledging that Tenant shall remain liable hereunder as principal and not merely as a surety or guarantor notwithstanding the establishment of any Easement. Except as expressly permitted by this Lease, Landlord shall not enter into any Easements, REA’s, restrictive covenants or other matters affecting title to the Leased Premises without the prior consent of Tenant, which shall not be unreasonably withheld or delayed.

(f)     Tenant agrees that Tenant is obligated to and shall perform all obligations of the owner of the Leased Premises under, and pay all expenses which the owner of the Leased Premises may be required to pay in accordance with, any REA, and that Tenant shall comply with all of the terms and conditions of each REA during the term of this Lease. Tenant further covenants and agrees to indemnify, defend and hold harmless Landlord and Lender against any claim, loss or damage suffered by Landlord or Lender by reason of Tenant’s failure to perform any obligations or pay any expenses as required under any REA or comply with the terms and conditions of any REA as hereinabove provided during the term of this Lease.

4.     Use of Leased Premises; Quiet Enjoyment.

(a)     Tenant may use the Leased Premises as an office building, truck terminal and truck maintenance facility or any other lawful purpose, so long as such other purpose would not (i) have a material adverse effect on the value or utility of the Leased Premises, (ii) materially increase the likelihood that Tenant, Landlord or Lender would incur liability under any provisions of any Environmental Laws, (iii) result in or give rise to any material environmental deterioration or degradation of the Leased Premises or (iv) result in the Leased Premises constituting “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156. In no event shall the Leased Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by Tenant applicable to the Leased Premises. Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter created by or consented to by Tenant, Tenant, at its expense, shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord or Tenant. Landlord acknowledges and agrees that for so long as this Lease is in full force and effect, Tenant shall have the right to enforce all of Landlord’s rights and to enjoy all benefits and privileges under the Permitted Encumbrances. Landlord shall reasonably cooperate with Tenant, at Tenant’s expense, in promptly providing any consents or approvals that may be required by any third party in connection with Tenant’s enforcement of Tenant’s or Landlord’s rights under the Permitted Encumbrances. Landlord further agrees to execute and deliver, at Tenant’s expense, such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may enjoy all rights, benefits and privileges under the Permitted Encumbrances.

(b)     Subject to Tenant’s rights under Paragraph 18 hereof, Tenant shall not knowingly permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements. Subject to Tenant’s rights under Paragraph 18, Tenant shall not use, occupy or knowingly permit any of the Leased Premises to be used or occupied, nor do or knowingly permit anything to be done in or on any of the Leased Premises, in a manner which would (i) make void or voidable any insurance which Tenant is then maintaining in force with respect to any of the Leased Premises as required hereunder, (ii) affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, (iii) cause any injury or damage to any of the Improvements unless as a result of Alterations permitted under Paragraph 12 hereof or (iv) result in Landlord being subject to any burdensome regulation. Tenant shall operate the Leased Premises in accordance, in all material respects, with all applicable laws, rules and regulations, including, without limitation, taking all such actions as may be necessary to permit the Leased Premises to be operated as an office building, truck terminal and truck maintenance facility.

(c)     Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants to do no act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.

(d)     Tenant covenants and agrees to remain in actual physical possession of the Leased Premises and to continuously operate its business in the Leased Premises, subject to Tenant’s rights under Paragraph 17 hereof.

5.     Term.

(a)     Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term commencing on the Commencement Date and ending on the Expiration Date.

(b)     Provided (i) this Lease shall not have been terminated pursuant to the provisions of Paragraph 13(b) or 19, and (ii) an Event of Default has not occurred and remains uncured, in each case on the applicable date of its Renewal Option Notice and on the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable), Tenant shall have eight (8) consecutive options to extend the term of this Lease for a Renewal Term, commencing upon the day after the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable). If Tenant elects to exercise any one or more of said renewal options, it shall do so by giving a Renewal Option Notice to Landlord at any time during the Term (or the then Renewal Term, as applicable) but, in any event, on or before that date which is twelve (12) months prior to the commencement of the Renewal Term for which such election is exercised. Tenant shall forever waive its right to exercise a renewal option if it shall, for any reason whatsoever, fail to give such Renewal Option Notice to Landlord within the time and in the manner provided for the giving of such notice, whether such failure is inadvertent or intentional, TIME BEING OF THE ESSENCE as to the exercise of such renewal option and the giving of such notice. If Tenant shall elect to exercise any such renewal option, the term of this Lease shall be automatically extended for five (5) years without the execution of an extension or renewal lease. Any Renewal Term shall be subject to all of the provisions of this Lease, and all such provisions shall continue in full force and effect. Within ten (10) days after request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument confirming that such option has been effectively exercised, confirming the extended expiration date of this Lease and confirming the Basic Rent for the Renewal Term.

6.     Rent.

(a)     Tenant shall pay to Landlord (or to such Person as is directed by Landlord), as rent for the Leased Premises, beginning on the Commencement Date and continuing for the Term, the Basic Rent in advance, on the Basic Rent Payment Dates, and shall pay the same by wire transfer in immediately available federal funds to such account in such bank as Landlord shall designate from time to time. If the Commencement Date shall occur on a date other than the first day of a calendar month, Basic Rent for the period from and including the Commencement Date through and excluding the first day of the following month shall be paid on the Commencement Date in the amount equal to one thirtieth (1/30) of the monthly Basic Rent for the first year set forth on Exhibit B attached hereto for each day from and including the Commencement Date through and excluding the first day of the following month.

(b)     Subject to Tenant’s right to contest in accordance with Paragraph 18, Tenant shall pay and discharge before the imposition of any fine, Lien, interest or penalty which may be added thereto for late payment thereof, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof. In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord shall have all rights, powers and remedies provided herein, by law or otherwise, in the event of nonpayment of Basic Rent. All payments of Additional Rent that are payable to Landlord shall be paid by Tenant by wire transfer in immediately available federal funds to such account in such bank as Landlord shall designate, from time to time.

(c)     If any installment of Basic Rent is not paid after the same is due, Tenant shall pay to Landlord or Lender, as the case may be, on demand, as Additional Rent, an amount equal to the late charge or late fee, if any, charged by, and due and owing to, Lender under the Mortgage pursuant to the terms of the Mortgage.

(d)     Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

7.     Net Lease; Non-Terminability.

(a)     This is a net lease and Basic Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid, except as otherwise expressly set forth in this Lease, without notice, demand, setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.

(b)     Except as otherwise expressly provided in this Lease, this Lease shall not terminate, and Tenant shall not have any right to terminate this Lease, during the Term. Except as otherwise expressly provided in this Lease, Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease; and except as otherwise expressly provided in this Lease, the obligations of Tenant under this Lease shall not be affected by any interference with Tenant’s use of any of the Leased Premises for any reason, including but not limited to the following: (i) any damage to or destruction of any of the Leased Premises by any cause whatsoever, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of Tenant’s use of any of the Leased Premises, (iv) any eviction by paramount title or otherwise, (v) Tenant’s acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of any of, the Leased Premises, (viii) the breach of any warranty of any seller or manufacturer of any of the Fixtures, (ix) any violation of Paragraph 4(c) by Landlord, or (x) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless this Lease shall have been terminated pursuant to an express provision of this Lease, including, without limitation, the provisions of Paragraph 13(b) and Paragraph 14(g) hereof. Nothing set forth herein shall abrogate Tenant’s rights to pursue a claim for damages against Landlord if Landlord breaches its obligations under this Lease, provided that in no event shall Tenant have any right to offset any such damages against Basic Rent or Additional Rent or to terminate this Lease.

(c)     Tenant agrees that it shall remain obligated under this Lease in accordance with its provisions and that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the Mortgage, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise.

(d)     This Lease is the absolute and unconditional obligation of Tenant. Tenant waives all rights which are not expressly stated in this Lease but which may now or hereafter otherwise be conferred by law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, (ii) to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease, except as otherwise expressly provided in this Lease, and (iii) for any statutory Lien or offset right against Landlord or its property.

8.     Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.

(a)     (i)     Subject to the provisions of Paragraph 18 hereof, Tenant shall, before interest or penalties are due thereon, pay and discharge all Impositions, which payment shall be on an After Tax Basis as to Landlord. If received by Landlord, Landlord shall promptly deliver to Tenant any bill or invoice with respect to any Imposition.

(ii)     Nothing herein shall obligate Tenant to pay, and the term “Impositions” shall exclude, federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord (unless attributable to an Event of Default or such conveyance is to Tenant or a person designated by Tenant), (B) franchise, capital stock or similar taxes if any, of Landlord, except to the extent that such franchise, capital stock or similar taxes would not be payable by Landlord but for Landlord’s interest in the Leased Premises or this Lease, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, (D) any estate, inheritance, succession, gift, capital levy or similar taxes, unless the taxes referred to in clauses (B) and (C) above are in lieu of, or a substitute for, any other tax or assessment upon or with respect to any of the Leased Premises which, if such other tax or assessment were in effect at the commencement of the Term, would be payable by Tenant, or (E) any Tax that would not have been imposed but for the failure of Indemnitee to comply with certification, information, documentation or other reporting requirements applicable to Indemnitee, if compliance with such requirements is required by statute or regulation of the relevant taxing authority as a precondition to relief or exemption from such Tax, provided that Tenant has complied with its obligations set forth in paragraph (e) below. In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Within twenty (20) days after Landlord’s written request therefor, Tenant shall deliver to Landlord copies of all settlements and notices pertaining to the Impositions which may be issued by any Governmental Authority and receipts for payments of all Impositions made during each calendar year of the Term (provided that, (i) with respect to receipts for payments, Tenant shall provide them to Landlord promptly upon request, but in any event Tenant shall have no less than thirty (30) days after payment to make such delivery and (ii) Tenant shall provide Landlord with evidence of payment of the property taxes due on May 1, 2006 on or before May 1, 2006).

(b)     Subject to the provisions of Paragraph 18 hereof, Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements.

(c)     Any amount payable to Landlord pursuant to this Paragraph 8 shall be paid within ten (10) days after receipt of a written demand therefor from Landlord accompanied by a written statement describing in reasonable detail the amount so payable. Any payments required to be made by Tenant pursuant to this Paragraph 8 that are not allowed to be paid directly to the appropriate Governmental Authority or such other Person to whom such payment is due shall be made directly to Landlord at the location and in the manner specified by Landlord pursuant to Paragraph 6 for the payment of Rent. Any amount payable by Tenant under this Paragraph 8 that is not paid to Landlord when due shall bear interest at the Default Rate. In addition, Tenant shall be solely responsible for the payment of any late fees, penalties or default interest with respect to any amount payable by Tenant under this Paragraph 8 to anyone other than Landlord that is not paid when due.

(d)     If any report, return or statement (a “Filing”) is required to be filed with respect to any Imposition that is subject to this Paragraph 8, Tenant shall, if permitted by Applicable Laws to do so, timely file or cause to be filed such Filing with respect to such Tax and shall promptly provide notice of such filing to Landlord (except for any such Filing that Landlord has notified Tenant in writing that Landlord intends to file) and will (if ownership of the Leased Premises or any part thereof or interest therein is required to be shown on such Filing) show the ownership of the Leased Premises in the name of Landlord and send a copy of such Filing to Landlord. If Tenant is not permitted by Applicable Laws to file any such Filing, Tenant will promptly notify Landlord of such requirement in writing and prepare and deliver to Landlord a proposed form of such Filing and such information as is within Tenant’s reasonable control or access with respect to such Filing within a reasonable time under the circumstances, and in all events at least five (5) Business Days, prior to the time such Filing is required to be filed. Tenant shall hold Landlord harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any such Filing, if such insufficiency or inaccuracy is attributable to Tenant.

(e)     Notwithstanding anything herein to the contrary, any obligations of Tenant under the provisions of this Paragraph 8 that accrue prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination of this Lease.

(f)     Until the earlier of (i) the receipt by Landlord of a separate tax parcel number for the Leased Premises and (ii) May 1, 2007, Tenant (A) shall pay when due all Taxes with respect to the approximate 181.2 acre tax parcel of which the Leased Premises is a part (the “Existing Tax Parcel”) and shall provide evidence of such payment to Landlord within three (3) Business Days of such payment, (B) shall not construct any improvements on that portion of the Existing Tax Parcel not included in the Leased Premises except for a body shop and such other improvements as shall be instrumental to the construction and/or operation of such body shop, the aggregate construction cost of which shall not exceed $10,000,000, and (C) shall not encumber that portion of the Existing Tax Parcel that is not included in the Leased Premises with any Lien for borrowed money. Tenant shall (i) promptly after Landlord’s request, execute and deliver an agreement, in recordable form, evidencing the agreements set forth in this Paragraph 8(f), which agreement may be recorded against the Existing Tax Parcel in the appropriate real estate records, and (ii) cooperate with Landlord in seeking to obtain a separate tax parcel number for the Leased Premises as promptly as practicable after the Commencement Date. In the event that Landlord has not received a separate tax parcel number for the Leased Premises on or prior to May 1, 2007, then, until the date on which Landlord so receives such separate tax parcel number, Tenant shall provide Landlord with not less than ninety (90) days’ prior written notice of Tenant’s intent to undertake the construction of any improvements on the Existing Tax Parcel or to encumber all or any portion of the Existing Tax Parcel with any Lien for borrowed money.

9.     Liens; Recording and Title.

(a)     Subject to the provisions of Paragraph 18 hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any Lien on the Leased Premises, or on the Basic Rent, Additional Rent or any other sums payable by Tenant under this Lease, other than the Mortgage, the Permitted Encumbrances and any mortgage, Lien, encumbrance or other charge created by, or resulting from any act or omission by, Landlord or those claiming by, through or under Landlord (except Tenant, or any assignee of, or sublessee from, Tenant). Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding any of the Leased Premises through or under Tenant, and that no mechanic’s or other Liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to any of the Leased Premises.

(b)     Each of Landlord and Tenant shall execute, acknowledge and deliver to the other a written memorandum of this Lease to be recorded in the appropriate land records of the jurisdiction in which the Leased Premises is located, in order to give public notice and protect the validity of this Lease. In the event of any discrepancy between the provisions of such recorded memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.

(c)     Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or Lien in or upon the estate of Landlord in any of the Leased Premises. Landlord shall not have any Lien upon Tenant’s Trade Fixtures or any other personal property of Tenant that is located at or on the Leased Premises, so long as such Trade Fixtures or other personal property is not part of the Leased Premises and has not been funded by Landlord.

10.     Indemnification.

(a)     Tenant agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After-Tax Basis, from and against any and all Claims that may be suffered, imposed on or asserted against any Indemnitee, arising out of (i) the ownership or leasing of the Leased Premises by Landlord, the subleasing of the Leased Premises by Tenant, assignment by Tenant of its interest in this Lease, or sale of the Leased Premises by Landlord to Tenant, transfer of title of Tenant’s interest in this Lease, renewal of this Lease, or operation, possession, use, non-use, maintenance, modification, alteration, construction, reconstruction, restoration, or replacement of the Leased Premises (or any portion thereof), or from the granting by Landlord at Tenant’s request of easements, licenses or any rights with respect to all or any part of the Leased Premises, or from the design, construction or condition of the Leased Premises (including any Claims arising, directly or indirectly, out of the actual or alleged presence, use, storage, generation or Release of any Hazardous Materials, and any Claims for patent infringement and latent or other defects, whether or not discoverable), including any liability under Applicable Laws (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation, now or hereafter existing, of any Environmental Laws), (ii) this Lease or any modification, amendment or supplement thereto, (iii) the non-compliance of the Leased Premises with Applicable Laws (including because of the existence of the Permitted Encumbrances), (iv) any matter relating to all or any part of the Leased Premises or any operations thereon, including matters relating to Environmental Laws or Hazardous Materials, (v) the breach by Tenant of its representations, warranties, covenants and obligations in this Lease whether or not such Claim arises or accrues prior to the date of this Lease, (vi) the business and activities of Tenant, (vii) the business and activities of any other Person on or about the Leased Premises (whether as an invitee, subtenant, licensee or otherwise), (viii) the cost of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of the Leased Premises or any surrounding areas for which Tenant or Landlord has any legal obligation, the cost of any actions taken in response to a Release of any Hazardous Materials on, in, under or affecting any portion of the Leased Premises or any surrounding areas for which Tenant or Landlord has any legal obligation to prevent or minimize such Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Leased Premises or any surrounding areas for which Tenant or Landlord has any legal obligation, and (ix) an Event of Default.

(b)     In case any Claim shall be made or brought against any Indemnitee, such Indemnitee shall give prompt notice thereof to Tenant; provided that failure to so notify Tenant shall not reduce Tenant’s obligations to indemnify any Indemnitee hereunder unless and only to the extent such failure results in additional liability on Tenant’s part. Tenant shall be entitled, at its expense, acting through counsel selected by Tenant (and reasonably satisfactory to such Indemnitee), to participate in, or, except as otherwise provided herein, to assume and control (if it promptly so elects upon notice of the Claim), and, to the extent that Tenant desires to assume and control, in consultation with Indemnitee, the negotiation, litigation and/or settlement of any such Claim (subject to the provisions of the last sentence of subparagraph (c) of this Paragraph 10). Such Indemnitee may (but shall not be obligated to) participate at its own expense (unless Tenant is not defending such Claim in accordance herewith and then at the expense of Tenant) and with its own counsel in any proceeding conducted by Tenant in accordance with the foregoing, in which case Tenant shall keep such Indemnitee and its counsel fully informed of all proceedings and filings and afford such Indemnitee and counsel reasonable opportunity for comment. Notwithstanding the foregoing, Tenant shall not be entitled to assume and control the defense of any Claim if (i) an Event of Default has occurred and is continuing, (ii) the proceeding involves possible imposition of any criminal liability or penalty or a civil penalty on such Indemnitee in excess of $1,000,000, (iii) the proceeding involves the granting of injunctive relief against the Indemnitee not related to this Lease, (iv) a significant counterclaim is available to the Indemnitee that would not be available to and cannot be asserted by Tenant, (v) a conflict of interest exists between the Indemnitee and Tenant with respect to the Claim, or (vi) the defense of such Claim would require the delivery of material confidential and proprietary information of such Indemnitee that would otherwise not be available to Tenant or its counsel.

(c)     Upon payment in full of any Claim by Tenant pursuant to this Paragraph 10 to or on behalf of an Indemnitee, Tenant, without any further action, shall be subrogated to any and all Claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense or claims against another Indemnitee for which Tenant would have indemnity obligations hereunder), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of Claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such Claims and otherwise reasonably cooperate with Tenant to enable Tenant to pursue such Claims, all at Tenant’s expense.

(d)     Notwithstanding anything to the contrary contained herein, Tenant shall not be required to indemnify any Indemnitee under this Paragraph 10 for any Claim to the extent resulting from the gross negligence or willful misconduct of such Indemnitee (except to the extent imputed to such Indemnitee as a result of Tenant’s acts or failure to act).

(e)     Each Indemnitee shall be an express third party beneficiary of Tenant’s obligations under this Paragraph 10 and may directly enforce its rights against Tenant hereunder.

(f)     The obligations of Tenant under this Paragraph 10 shall survive any termination of this Lease.

11.     Maintenance and Repair.

(a)     Tenant shall at all times put, keep and maintain the Leased Premises (including, without limitation, the roof, walls, footings, foundations, structural components, paving, parking lots and landscaping (including the mowing of grass and care of shrubs)) in good, clean, safe, first-class condition and repair, but in any event, except for any Alterations that Tenant is permitted to make pursuant to this Lease, in at least the same condition and order of repair as exists as of the Commencement Date, except for ordinary wear and tear, and at least the same or better condition and order as other similar properties owned or leased by Tenant and its Affiliates. Tenant shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Paragraph 11(a). Tenant shall do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so. LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY REPAIR, WHETHER FORESEEN OR UNFORESEEN, OR TO MAINTAIN ANY OF THE LEASED PREMISES OR ADJOINING PROPERTY IN ANY WAY, AND TENANT HEREBY EXPRESSLY WAIVES THE RIGHT TO MAKE REPAIRS OR MAINTENANCE AT THE EXPENSE OF THE LANDLORD, WHICH RIGHT MAY BE PROVIDED FOR IN ANY LAW NOW OR HEREAFTER IN EFFECT. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or condemnation awards for Restoration pursuant to, and to the extent set forth in, Paragraphs 13(c) and 14(g) of this Lease. Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be made in a good, proper and workmanlike manner.

(b)     Subject to Paragraph 18 hereof, in the event that any Improvement shall violate any Legal Requirements or Insurance Requirements and as a result of such violation enforcement action is threatened or commenced against Tenant or Landlord or with respect to the Leased Premises, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both, or (ii) take such action as shall be necessary to remove such violation, including, if necessary, making any Alteration. Any such Alteration shall be made in conformity with the provisions of Paragraph 12.

(c)     If Tenant shall be in default under any of the provisions of this Paragraph 11, Landlord may, after thirty (30) days’ written notice given to Tenant and failure of Tenant to cure during said period, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances, for the account of and at the expense of Tenant. In the event of an emergency, Landlord shall notify Tenant of the situation by phone or other available communication. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

(d)     Tenant shall from time to time replace with Replacement Fixtures any of the Fixtures which shall have become worn out or unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Paragraph 13, or been lost, stolen, damaged or destroyed as provided in Paragraph 14. Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of Fixtures or Replaced Fixtures or other personal property of Tenant or the installation of Replacement Fixtures. All Replacement Fixtures shall become the property of Landlord, shall be free and clear of all Liens and rights of others, and shall become a part of the Fixtures as if originally demised herein.

12.     Alterations.

(a)     Tenant shall have the right to make any Alteration(s) to the Leased Premises without the prior consent of Landlord the cost of which does not exceed $300,000, in the aggregate, in any calendar year and which are not Structural Changes; provided, that, in each case, Tenant complies with clauses (c) and (d) of this Paragraph 12.

(b)     Upon thirty (30) days’ prior written notice to Landlord requesting Landlord’s consent, Tenant shall have the right to make any Alteration(s) to the Leased Premises, the cost of which exceeds $300,000, in the aggregate, in any calendar year or which are Structural Changes; provided, that, (i) no Event of Default under this Lease has occurred and is then continuing, (ii) Tenant complies with clauses (c) and (d) of this Paragraph 12, (iii) prior to making any such Alteration(s), Tenant shall provide Landlord with the plans and specifications, estimated budgets and proposed schedule of construction with respect thereto, and (iv) Landlord consents in writing to any such Alteration(s), which consent (1) shall not be unreasonably withheld, and (2) shall be deemed to have been given by Landlord if Landlord fails to respond to Tenant’s notice within said thirty (30) day period, provided that Tenant’s notice shall state on the envelope thereto in bold, capitalized print substantially the following: “FAILURE OF THE RECIPIENT TO RESPOND WITHIN THIRTY (30) DAYS TO THE ENCLOSED REQUEST FOR APPROVAL SHALL BE DEEMED APPROVAL”.

(c)     In the event that Landlord gives its prior written consent to any Alterations, or if such consent is not required, Tenant agrees that in connection with any Alteration: (i) the fair market value of the Leased Premises shall not be lessened after the completion of any such Alteration, or its structural integrity impaired; (ii) the Alteration and any Alteration theretofore made or thereafter to be made shall not in the aggregate reduce the gross floor area of the Improvements by more than ten percent (10%); (iii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements; (iv) no such Alteration shall change the permitted use of the Leased Premises (as described in Paragraph 4 hereof), (v) all work done in connection with any such Alteration shall comply with all Insurance Requirements; (vi) Tenant shall promptly pay all costs and expenses of any such Alteration, and shall (subject to and in compliance with the provisions of Paragraph 18 hereof) discharge all Liens filed against any of the Leased Premises arising out of the same; (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (viii) all such Alterations shall be the property of Landlord and shall be subject to this Lease; (ix) no such Alteration shall create any debt or other encumbrance(s) on the Leased Premises (provided that if Tenant requests additional funding for such Alteration from Landlord in writing, Landlord shall, at Tenant’s sole expense, use commercially reasonable efforts to obtain such additional funding, subject to the receipt of any required consent thereto from the Lender and an adjustment to the Basic Rent to reflect such additional funding), and (x) all Alterations shall be made in the case of any Alteration the estimated cost of which in any one instance exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00) under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord (for informational purposes only) prior to the commencement of the Alterations. If requested, Tenant shall update Landlord’s and/or Lender’s policy of title insurance to reflect any increase to the value of the improvements and insure against any Liens which may have been placed against the Leased Premises in connection with such Alterations.

(d)     Notwithstanding anything to the contrary contained herein, Tenant shall not, without Landlord’s prior written consent, which consent may be withheld or denied in Landlord’s sole discretion (i) demolish all or substantially all of the Improvements, or (ii) make any Alterations, at any time, which would (after the completion thereof) impair the structural integrity of the Leased Premises.

13.     Condemnation.

(a)     Tenant, promptly upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Landlord thereof and Landlord shall be entitled to participate in any Condemnation proceeding. Landlord, promptly after obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings. Subject to the provisions of this Paragraph 13 and Paragraph 15, Tenant hereby irrevocably assigns to Landlord any award or payment in respect of any Condemnation of Landlord’s interest in the Leased Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord any award relating to the value of the leasehold interest created by this Lease or any award or payment on account of the Trade Fixtures, moving expenses, loss of business income and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Leased Premises.

(b)    (i)     If (I) the entire Leased Premises, (II) a material portion of the Land or the building constructed on the Land or any means of ingress, egress or access to the Leased Premises, the loss of which even after restoration, would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant at the Leased Premises, or (III) any means of ingress, egress or access to the Leased Premises which does not result in at least one method of ingress and egress to and from the Leased Premises remaining, provided the same is permitted under then existing Legal Requirements, shall be the subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant may, not later than ninety (90) days after Tenant has received notification of such Taking from the applicable Governmental Authority, serve a Tenant’s Termination Notice upon Landlord.

(ii)     In the event that Tenant shall serve a Tenant’s Termination Notice upon Landlord, this Lease and the Term hereof shall terminate on the Termination Date specified in the Tenant’s Termination Notice; and in such event the Net Award to be made in the Condemnation proceeding shall be paid to Landlord. From and after the Termination Date specified in the Tenant’s Termination Notice, Tenant shall have no further obligation to pay Basic Rent, Additional Rent or any other sums otherwise payable by Tenant hereunder except with respect to those provisions of this Lease that expressly survive termination.

(c)     (i)     In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease, subject to the requirements of Paragraph 15, the Net Award of such Condemnation shall be retained by Landlord, and promptly after such Condemnation, Tenant shall commence and diligently continue to completion the Restoration of the Leased Premises.

(ii)     Upon the payment to Landlord of the Net Award of a Taking which falls within the provisions of this Paragraph 13(c), Landlord and Lender shall, to the extent received, make the Restoration Award available to Tenant for Restoration, in accordance with the provisions of Paragraph 15, and promptly after completion of the Restoration, the balance of the Net Award shall be paid to Landlord. Notwithstanding the occurrence of any Condemnation that does not result in a termination of this Lease, all Basic Rent, Additional Rent and other sums payable hereunder shall continue unabated and unreduced.

(iii)     In the event of a Requisition of the Leased Premises, Landlord shall apply the Net Award of such Requisition, to the extent available, to the installments of Basic Rent, Additional Rent or other sums payable by Tenant hereunder thereafter payable and Tenant shall pay any balance remaining thereafter. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be retained by Landlord.

(d)     Except with respect to an award or payment to which Tenant is entitled pursuant to the provisions of Paragraph 13(a) or 13(c), no agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other (provided that if an Event of Default has occurred and is continuing, no consent of Tenant shall be required to any settlement made by Landlord), and of Lender, if the Leased Premises are then subject to a Mortgage, which consent shall not be unreasonably withheld or delayed.

14.     Insurance.

(a)     Tenant shall maintain at its sole cost and expense the following insurance on the Leased Premises:

(i)     Insurance against loss or damage to the Improvements and Fixtures under an “all risk” extended coverage insurance policy, which shall include coverage against all risks of direct physical loss, including loss by fire, lightning, [riot, civil commotion,] terrorism and other risks which at the time are included under “extended coverage” endorsements (which shall include windstorm if the Leased Premises is located in an area where windstorm insurance is customarily maintained for similar commercial properties, flood insurance if the Leased Premises is located within a flood hazard area and earthquake insurance if the Leased Premises is located in an area where earthquake insurance is customarily maintained for similar commercial properties) and against other risks insured against by persons operating like properties in the locality of the Leased Premises. Such insurance shall be in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies, and in any event, after application of the related deductible, in amounts not less than the actual replacement cost of the Improvements and Fixtures (excluding footings and foundations and other parts of the Improvements which are not insurable) as reasonably determined from time to time at Landlord’s request but not more frequently than once in any 12-month period, by agreement of Landlord and Tenant, or if not so agreed, at Tenant’s expense, by the insurer or insurers or by an appraiser approved by Landlord. Such insurance policies may contain reasonable exclusions and deductible amounts, all in accordance with industry standards.

(ii)     Contractual and comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall be written on an“Occurrence Basis”, and shall provide minimum protection with a combined single limit in an amount not less than Five Million ($5,000,000) Dollars (or in such increased limits from time to time to reflect declines in the purchasing power of the dollar as Landlord may reasonably request) for bodily injury, death and property damage in any one occurrence.

(iii)     Statutory worker’s compensation insurance covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about any of the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.

(iv)     Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, located in or about the Improvements in an amount not less than the actual replacement cost of the Improvements and Fixtures (excluding footings and foundations and other parts of the Improvements which are not insurable).

(v)     Business interruption insurance in an amount at least equal to six months of operations of the Leased Premises.

(vi)     Such additional and/or other insurance with respect to the Improvements located on the Leased Premises and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements similar in character, location and use and occupancy to the Improvements located on the Leased Premises, provided that Landlord shall notify Tenant of such additional insurance.

(b)     The insurance required by Paragraph 14(a) shall be written by companies having an A.M. Best Insurance Reports rating of not less than “A”, and a financial size category of “VIII”, and all such companies shall be authorized to do an insurance business in the State, or otherwise agreed to by Landlord and Lender. The insurance policies (i) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof, and (ii) shall (except for the worker’s compensation insurance referred to in Paragraph 14 (a)(iii) hereof) name Landlord, Tenant and each Lender (whose name and address Landlord shall provide to Tenant) as additional insured parties, as their respective interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

(c)     Each insurance policy referred to in clauses (i) and (iv) (and (vi) if requested by Lender) of Paragraph 14(a), shall contain standard non-contributory mortgagee clauses in favor of each Lender which holds an interest in a Mortgage on the Leased Premises. Each policy shall provide that it may not be canceled or amended in any material respect except after thirty (30) days’ prior notice to Landlord and any Lender. Each policy of insurance shall contain a waiver of subrogation or consent to a waiver of right of recovery against the Landlord. Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord, Tenant or any other Person which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy.

(d)     Tenant shall pay as they become due all premiums for the insurance required by this Paragraph 14, shall renew or replace each policy, and shall deliver to Landlord and each Lender (whose name and address Landlord shall provide to Tenant) a certificate or other evidence (reasonably satisfactory to Lender and Landlord) of the existing policy and such renewal or replacement policy at least thirty days prior to the Insurance Expiration Date of each policy. Each such policy shall be renewable not more frequently than every six months and shall provide that it shall not expire until the Landlord and Lender shall receive a notice from the insurer to the effect that such policy will expire on the Insurance Expiration Date, as set forth in such notice, which shall be thirty (30) days following the date of the receipt by Landlord and Lender of such notice. In the event of Tenant’s failure to comply with any of the foregoing requirements of this Paragraph 14 within five (5) business days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

(e)     Anything in this Paragraph 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 14. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Lender evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above sections of this Paragraph 14. No deductible under any insurance required pursuant to this Paragraph 14 shall exceed $25,000.

(f)     In the event of any casualty loss exceeding $100,000, Tenant shall give Landlord immediate notice thereof. Tenant shall adjust, collect and compromise any and all claims, with the consent of Lender and Landlord, not to be unreasonably withheld or delayed, and Landlord and Lender shall have the right to join with Tenant therein. If the estimated cost of Restoration or repair shall be One Hundred Thousand ($100,000.00) Dollars or less, all proceeds of any insurance required under clauses (i) and (iv) (and (v) if requested by Lender) of Paragraph 14(a) shall be payable to Tenant, provided that no Event of Default then exists hereunder, and in all other events to a Trustee. If the Leased Premises shall be covered by a Mortgage, Lender, if it so desires, shall be the Trustee. Each insurer is hereby authorized and directed to make payment under said policies directly to such Trustee instead of to Landlord and Tenant jointly; and Tenant and Landlord each hereby appoints such Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease. In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent, Additional Rent or any other sums payable by Tenant hereunder. The Net Proceeds of such insurance payment shall be retained by the Trustee and, promptly after such casualty, Tenant, as required in Paragraphs 11(a) and 12, shall commence and diligently continue to perform the Restoration to the Leased Premises. Upon payment to the Trustee of such Net Proceeds, the Trustee shall, to the extent available, make the Net Proceeds available to Tenant for restoration, in accordance with the provisions of Paragraph 15. Subject to Paragraph 14(g), Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly repair or replace the Improvements and Fixtures in accordance with the provisions of Paragraph 11(a) and the Net Proceeds of such loss shall thereupon be payable to Tenant, subject to the provisions of Paragraph 15. In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained third-party insurance in accordance with Paragraph 14(a), Tenant shall pay to the Trustee Tenant’s Insurance Payment, unless the estimated cost of Restoration is $100,000 or less, in which event Tenant may retain and use Tenant’s Insurance Payment to pay for restoration of the Leased Premises .

(g)     (i)      If a casualty occurs during the last twelve (12) months of the Initial Term or any Renewal Term which casualty results in the total loss of the Improvements, then Tenant may, not later than ninety (90) days after such casualty has occurred, serve a Tenant’s Termination Notice upon Landlord.

(ii)     In the event that Tenant shall serve a Tenant’s Termination Notice upon Landlord pursuant to paragraph (i), this Lease and the Term hereof shall terminate on the Termination Date specified in the Tenant’s Termination Notice; and in such event Tenant shall have no obligation to commence or complete the Restoration and all of the insurance proceeds (or Tenant’s Insurance Payment, as applicable) payable in connection with the casualty shall be paid to Landlord. From and after the Termination Date specified in the Tenant’s Termination Notice, Tenant shall have no further obligation to pay Basic Rent, Additional Rent or any other sums otherwise payable by Tenant hereunder except with respect to those provisions of this Lease that expressly survive termination.

15.     Restoration. The Restoration Fund shall be disbursed by the Trustee in accordance with the following conditions:

(a)     If the cost of Restoration will exceed $100,000, prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Fixtures which existed prior to the occurrence of the casualty or Taking, whichever is applicable.

(b)     At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s Liens shall have been filed and remain undischarged or unbonded.

(c)     Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (2) partial releases of Liens, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ Lien claims.

(d)     Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses, for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

(e)     The Trustee may retain up to ten percent (10%) of the Restoration Fund until the Restoration is at least fifty percent (50%) complete, and thereafter up to five percent (5%) until the Restoration is substantially complete.

(f)     The Restoration Fund shall be kept in a separate interest-bearing federally insured account by the Trustee or by Lender. All interest accrued on the Restoration Fund shall become a part of the Restoration Fund.

(g)     At all times the undisbursed balance of the Restoration Fund held by Trustee plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration, free and clear of all Liens.

(h)     In addition, prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Landlord, exceeds the amount of the Net Proceeds, the Restoration Award and Tenant Insurance Payment available for such Restoration, Tenant shall fund, at its own expense, the costs of such Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration. Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration shall be paid to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds or the Restoration Award shall be deemed to be disbursed prior to any amount added by Tenant.

16.     Subordination to Financing.

(a)     (i)      Subject to the provisions of Paragraph 16(a)(ii), Tenant agrees that this Lease shall at all times be subject and subordinate to the Lien of any Mortgage, and Tenant agrees, upon demand, without cost, to execute instruments as may be reasonably required to further effectuate or confirm such subordination.

(ii)     Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, and as a condition to the subordination described in Paragraph 16(a)(i) above, Tenant’s tenancy and Tenant’s rights under this Lease shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by the existence of, or any default under, any Mortgage, and in the event of a foreclosure or other enforcement of any Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease and any Renewal Term, the rights of Tenant under this Lease shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing. Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by law. Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force insurance proceeds and any Restoration Award shall be permitted to be used for restoration in accordance with the provisions of this Lease.

(b)     Notwithstanding the provisions of Paragraph 16(a), the holder of any Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect, provided that such holder shall have agreed that during the time this Lease is in force any insurance proceeds and any Restoration Award shall be permitted to be used for Restoration in accordance with the provisions of this Lease.

(c)     At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of a Lender who has granted non-disturbance to Tenant pursuant to Paragraph 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the terms and conditions of this Lease, for the remainder of the Term. The provisions of this Paragraph 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.

(d)     Each of Tenant, Landlord and Lender agrees that, if requested by any of the others, each shall, without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement in substantially the form attached hereto as Exhibit E and Tenant hereby agrees for the benefit of any Lender whose name and address have been provided to Tenant that Tenant will not, (i) without in each case securing the prior written consent of such Lender, amend or modify this Lease or enter into any agreement with Landlord so to do, (ii) without the prior written consent of such Lender which may be withheld in its sole discretion, cancel or surrender or seek to cancel or surrender the Term hereof, or enter into any agreement with Landlord to do so (the parties agreeing that the foregoing shall not be construed to affect the rights or obligations of Tenant, Landlord or Lender with respect to any termination permitted under the express terms hereof in connection with certain events of condemnation or casualty as provided in Paragraph 13 or Paragraph 14), or (c) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

(e)     If any Person providing financing of Tenant’s personal property requires that Tenant obtain a landlord’s waiver from Landlord, Landlord shall execute and deliver a waiver substantially in the form attached hereto as Exhibit D, promptly after Tenant’s request therefor, provided that Tenant pay, or reimburse Landlord for, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with such waiver.

17.     Assignment, Subleasing.

(a)     Tenant may assign its interest in this Lease to any Subsidiary of Lease Guarantor and may sublet the Leased Premises in whole or in part, from time to time, without the consent of Landlord. Except for any right to place a Lien on its personal property, Tenant shall have no rights to mortgage or otherwise hypothecate its leasehold interest under this Lease.

(b)     Each sublease of the Leased Premises or any part thereof shall (i) be subject and subordinate to the provisions of this Lease, (ii) terminate on or prior to the Expiration Date, (iii) provide for rent payable monthly in advance and (iv) not permit payment of rent more than one month in advance. No assignment or sublease shall (i) affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made or (ii) be to a tenant that would render the Leased Premises or any portion thereof a “tax-exempt use property” within the meaning of Section 168(h) of the Code or otherwise result in any adverse tax effect on Landlord. Notwithstanding any assignment or subletting, Tenant shall continue to remain primarily liable and responsible for the payment of the Basic Rent and Additional Rent and the performance of all its other obligations under this Lease. No assignment or sublease shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease. Tenant agrees that in the case of an assignment of this Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a duplicate original of such assignment in recordable form and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment. In the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease.

(c)     In the event this Lease is terminated following the occurrence of an Event of Default, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and, upon such event, Tenant shall be deemed to have irrevocably and unconditionally assigned such rents and money to Landlord.

18.     Permitted Contests.

(a)     So long as no Event of Default has occurred and is continuing, after prior written notice to Landlord, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any Lien referred to in Paragraph 9 or 12, or (iv) take any action with respect to any violation referred to in Paragraph 11(b) so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or Lien so contested, (B) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any interference with the use or occupancy of any of the Leased Premises, (D) any interference with the payment of any Basic Rent or any Additional Rent, and (E) the cancellation of any fire or other insurance policy.

(b)     In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, Lien, or violation, referred to above in such manner that exposes Landlord or Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lender or (iii) defeasance of its interest (including the subordination of the Lien of any Mortgage to a Lien to which such Mortgage is not otherwise subordinate prior to such contest) in the Leased Premises.

(c)     Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and save Landlord harmless against any and all losses, judgments, decrees and costs (including all attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

19.     Conditional Limitations; Default Provisions.

(a)     If any Event of Default shall have occurred, Landlord shall have the right at its option, then or at any time thereafter, to do any one or more of the following without demand upon or notice to Tenant:

(i)     Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice (which date shall be no sooner than ten (10) days after the date of the notice). Upon the date therein specified the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date hereinabove fixed for the expiration of the Term, but Tenant shall remain liable for all its obligations hereunder through the date hereinabove fixed for the expiration of the Term, including its liability for Basic Rent and Additional Rent as hereinafter provided.

(ii)     Landlord may, whether or not the Term of this Lease shall have been terminated pursuant to clause (i) above give Tenant notice to surrender the Leased Premises to Landlord on a date specified in such notice (which date shall be no sooner than ten (10) days after the date of the notice), at which time Tenant shall surrender and deliver possession of the Leased Premises to Landlord. Upon or at any time after taking possession of the Leased Premises, Landlord may remove any persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of such intention to Tenant pursuant to clause (i) above.

(iii)     After repossession of any of the Leased Premises pursuant to clause (ii) above, whether or not this Lease shall have been terminated pursuant to clause (i) above, Landlord may relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its sole discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting. The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys’ fees and any reasonable and actual advertising costs and real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due to Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder. Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth above. Landlord may make such Alterations as Landlord in its reasonable discretion may deem advisable. Tenant agrees to pay Landlord, as Additional Rent, immediately upon demand, all reasonable expenses incurred by Landlord in obtaining possession, in performing Alterations and in reletting any of the Leased Premises, including fees and commissions of attorneys, architects, agents and brokers, to the extent such expenses are not paid by the new tenant.

(iv)     If Tenant shall fail to make payment of any installment of Basic Rent or any Additional Rent within five (5) days after the date when each such payment is due, Tenant shall pay to Landlord, as Additional Rent, interest on the unpaid amount of Basic Rent or Additional Rent, at the Default Rate, such interest to accrue from the date such item of unpaid Basic Rent or Additional Rent was due until the date paid.

(v)     Landlord may exercise any other right or remedy now or hereafter existing by law or in equity.

(b)     In the event of any expiration or termination of this Lease or repossession of any of the Leased Premises by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all then accrued and unpaid Basic Rent and Additional Rent and, as liquidated damages, on the same schedule as if no such expiration, termination or repossession had occurred, Basic Rent, Additional Rent and all other sums required to be paid by Tenant through what would have been the Term in the absence of such expiration, termination or repossession, less, in respect of each such payment, the net proceeds of any corresponding payments, if any, received by Landlord, as a result of its reletting the Leased Premises pursuant to Paragraph 19(a)(iii), after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including all reasonable repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, costs of Alteration and expenses of preparation for reletting). Tenant hereby agrees to be and remain liable for all sums aforesaid and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by limitation had there been no such Event of Default.

(c)     At any time after such expiration or sooner termination of this Lease pursuant to Paragraph 19 or pursuant to law or if Landlord shall have reentered the Leased Premises, as the case may be, as an alternative to the remedy set forth in Section 19(b), Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages for Tenant’s default, the amount by which the Basic Rent, and all Additional Rent reserved hereunder for the unexpired portion of the Term, discounted to present worth at the annual rate of 8.22% exceeds the then fair and reasonable rental value of the Leased Premises for the same period, discounted to present worth at the annual rate of 8.22%, minus any such monthly deficiencies previously recovered from Tenant under Paragraph 19(a)(iii). If any statute or rule of law governing a proceeding in which such liquidated final damages provided for in this Paragraph 19(c) are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.

20.     Additional Rights of Landlord and Tenant.

(a)     No right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease. No delay or failure by Landlord or Tenant to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof. In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.

(b)     Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.

(c)     Landlord hereby waives any right to distrain or levy upon Trade Fixtures or any property of Tenant and any Landlord’s Lien or similar Lien upon Trade Fixtures and any other property of Tenant regardless of whether such Lien is created or otherwise.

(d)     Landlord acknowledges and agrees in the future to acknowledge (in a written form reasonably satisfactory to Tenant and Landlord) to such persons and entities at such times and for such purposes as Tenant may reasonably request that the Trade Fixtures are Tenant’s property and not part of the Improvements (regardless of whether or to what extent such Trade Fixtures are affixed to the Improvements) or otherwise subject to the terms of this Lease.

(e)     Tenant agrees to pay to Landlord any and all reasonable costs and expenses incurred by Landlord in connection with any litigation or other action instituted by Landlord to enforce the obligations of Tenant under this Lease, to the extent that Landlord has prevailed in any such litigation or other action. Any amount payable by Tenant to Landlord pursuant to this Paragraph 20(e) shall be due and payable by Tenant to Landlord as Additional Rent within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Landlord, or a settlement is entered into, in connection with such litigation or other action.

(f)     Landlord agrees to pay to Tenant any and all reasonable costs and expenses incurred by Tenant in connection with any litigation or other action instituted by Tenant to enforce the obligations of Landlord under this Lease, to the extent that Tenant has prevailed in any such litigation or other action. Any amount payable by Landlord to Tenant pursuant to this Paragraph 20(f) shall be due and payable within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Tenant in such litigation or other action.

21.     Notices. All Notices shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or (ii) one (1) day after having been sent for overnight delivery by Federal Express, United Parcel Service or other nationally recognized air courier service.

To the Addresses stated below:

If to Landlord:

c/o SunTrust Equity Funding, LLC
303 Peachtree Street, 24th Floor
MC 3951
Atlanta, Georgia 30308
Attention: Allison McLeod
Facsimile: (404) 230-1344

With a copy to:

Greenberg Traurig, LLP
77 West Wacker Drive, Suite 2500
Chicago, Illinois 60601
Attention: Julia R. Sarron
Facsimile: (312) 899-0396

If to Tenant:

Covenant Transport, Inc
400 Birmingham Highway
Chattanooga, Tennessee 37419
Attention: Joey B. Hogan
Facsimile: (423) 821-5442

With a copy to:

Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street
Lincoln, Nebraska 68508
Attention: Mark Scudder
Facsimile: (402) 435-4239

If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and states in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall send a copy of such Notice to Lender in the manner aforesaid. For the purposes of this Paragraph 21, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above. Any Notice may be given on behalf of any party by its counsel.

22.     Estoppel Certificates. Landlord and Tenant shall at any time and from time to time, upon not less than five (5) days’ prior written request by the other, execute, acknowledge and deliver to the other a statement in writing, in substantially the form of Exhibit C hereto certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent payable hereunder has been paid, (iii) that to the knowledge of the signer of such certificate no default by either Landlord or Tenant exists hereunder or specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, (v) with respect to a certificate signed on behalf of Tenant, that to the knowledge of the signer of such certificate, there are no proceedings pending or threatened against Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of Tenant or if any such proceedings are pending or threatened to said signer’s knowledge, specifying and describing the same , and (vi) such other matters as may reasonably be requested by the party requesting the certificate. It is intended that any such statements may be relied upon by Lender, the recipient of such statements or their assignees or by any prospective purchaser, assignee or subtenant of the Leased Premises or of the membership interest in Landlord. Landlord and Tenant agree that the requesting party shall be responsible to reimburse the other party for all reasonable out-of-pocket expenses incurred by such party in connection with preparing and delivering the requested estoppel certificate.

23.     Surrender and Holding Over.

(a)     Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord. Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier Termination, repair any damage caused by such removal. Trade Fixtures and personal property not so removed at the end of the Term or within thirty (30) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.

(b)     Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the Term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred twenty-five percent (125%) of the Basic Rent reserved herein and upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Basic Rent at a rate of one hundred twenty-five percent (125%) thereof, to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 19(b).

24.     No Merger of Title. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all Persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

25.     Definition of Landlord.

(a)     Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Leased Premises and shall not be enforced against the Landlord, or any member, beneficiary or shareholder of Landlord, individually or personally.

(b)     The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

26.     Hazardous Substances.

(a)     Tenant agrees that it will not on, about, or under the Leased Premises, make, store, release, treat or dispose of any Hazardous Materials; but the foregoing shall not prevent the use, storage or existence of any hazardous substances in the ordinary course of Tenant’s business in accordance with applicable laws and regulations and at levels that do not impose any clean up liability or obligation. Tenant agrees that it will at all times comply with all Environmental Laws.

(b)     To the extent required by any Environmental Laws, Tenant shall remove any Hazardous Materials whether now or hereafter existing on the Leased Premises and whether or not arising out of or in any manner connected with Tenant’s occupancy of the Leased Premises during the Term.

(c)     The Tenant agrees that it will not install any underground storage tank at the Leased Premises without specific, prior written approval from the Landlord.

27.     Entry by Landlord. Landlord, Lender and their respective authorized representatives shall have the right upon reasonable notice (which shall be not less than two (2) Business Days except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency): (a) for the purpose of inspecting the same, for the purpose of conducting an environmental audit of the Leased Premises or for the purpose of doing any work under Paragraph 11(c), and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers of the Leased Premises or the membership interests in Landlord and mortgagees and, at any time within twelve (12) months prior to the expiration of the Term of this Lease, for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation. The costs and expenses of any such inspection pursuant to clause (b) of this Paragraph 27 shall be borne by Landlord or Lender, as the case may be.

28.     No Usury. The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

29.     Financial Statements. Tenant shall submit, or cause Lease Guarantor to submit, to Landlord and Lender, either in print or in electronic form, the following financial statements, all of which must be prepared in accordance with generally accepted accounting principles consistently applied: (i) quarterly financial statements for Lease Guarantor, within sixty (60) days after the end of each fiscal quarter during the Term, certified by the chief financial officer or chief accounting officer of Lease Guarantor, and (ii) annual financial statements for Lease Guarantor, audited by an independent certified public accountant reasonably acceptable to Landlord, within one hundred twenty (120) days after the end of each fiscal year during the Term. In the event that Lease Guarantor is, or shall become, a publicly listed company and is required to file quarterly and annual statements with the SEC, then Tenant shall submit, or cause Lease Guarantor to submit, to Landlord and Lender, when filed with the SEC, copies of Lease Guarantor’s forms 10Q and 10K. Notwithstanding the foregoing, Tenant shall not be required to submit any such forms or financial statements if on or before the applicable delivery date, such financial statements are available on EDGAR or on the Lease Guarantor’s website.

30.     Special Tax Indemnity.

(a)     Tenant hereby represents, warrants and covenants to Landlord as follows: (i) neither the Leased Premises as a whole nor the Fixtures constitutes “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156; (ii) at no time during the Term will the Leased Premises or any portion thereof constitute “tax-exempt use property” within the meaning of Section 168(h) of the Code in effect as of the date of this Lease; (iii) neither Tenant nor any Affiliate will claim any depreciation or cost recovery deductions after the date hereof with respect to the Leased Premises or any portion thereof, or has taken or will take any other action in connection with filing its or their federal income tax returns that would be a primary factor resulting in a Loss or Inclusion (in each case, as defined in Paragraph 30(b) below); (iv) as of the Commencement Date hereof with respect to the Improvements and Fixtures, such Leased Premises will not require any improvement, modification or addition in order to be rendered complete for its intended use by Tenant; and (v) all written information supplied, caused to be supplied or to be supplied to any appraiser by or on behalf of Tenant or any Affiliate of Tenant with respect to the Leased Premises or any portion thereof was or will be, as the case may be, true and accurate when supplied.

(b)     If, by reason of any act or omission of Tenant or by any other Person in possession of the Leased Premises or any portion thereof or by reason of the inaccuracy or breach by Tenant of any of the representations, warranties and covenants contained in this Paragraph 30, any anticipated depreciation deductions are lost, disallowed, eliminated, reduced, recaptured, compromised, delayed or otherwise made unavailable to Landlord (a “Loss”) or Landlord incurs a tax detriment because Landlord is required to include amounts in income other than Anticipated Lease Income (an “Inclusion”), Tenant shall, upon notice from Landlord promptly pay such Person designated by Landlord on demand in immediately available funds, as an indemnity an amount which, on an After-Tax Basis, shall be equal to the sum of (x) the increase in federal, state, local and foreign income tax liability for the respective taxable year attributable to such Loss or Inclusion plus (y) the amounts of interest, penalties and additions to tax (including, without limitation, any additions to tax because of underpayment of estimated tax), which are assessed against Landlord for such taxable year by the Internal Revenue Service or any relevant state, local or foreign taxing authority and which are attributable to such Loss or Inclusion.

(c)     Landlord shall notify Tenant in writing of any actual or proposed claim, adjustment or other action of any tax authority received by Landlord in writing with respect to which Tenant may be required to provide indemnification under this Paragraph 30 (“Proposed Adjustment”) (but failure of Landlord to so notify Tenant shall not relieve Tenant of its obligations hereunder except to the extent that Tenant is precluded from any contest and actually and materially harmed thereby). If Tenant shall request in writing within thirty (30) days after Landlord’s notice described above that the Proposed Adjustment be contested (or such shorter period in which the Landlord may be required to take action), Landlord shall contest the Proposed Adjustment; provided, however, that: (i) prior to taking such action, Tenant shall have furnished Landlord with an opinion of independent tax advisor chosen by Tenant and reasonably acceptable to Landlord, to the effect that Landlord has a reasonable possibility of success in contesting the claim; (ii) prior to taking such action, Tenant shall have (A) acknowledged its obligation to indemnify Landlord hereunder in the event Landlord does not prevail in such contest and (B) agreed to reimburse Landlord promptly on demand for (or, if so requested by Landlord, advance) all costs and expenses that Landlord may incur in connection with contesting such claim, including without limitation reasonable attorneys’ and accountants’ fees and expenses; (iii) no Event of Default shall exist and be continuing; (iv) Landlord shall not be obligated to contest any proposed amount that is less than $25,000.00; and (v) Landlord shall in all events control the contest, and Tenant shall not have any right to inspect the books and records of Landlord, but shall have reasonable opportunity to review and comment on portions of documentation, protests, memoranda or briefs relating exclusively to a Proposed Adjustment. In the event Landlord pays the tax claimed and then seeks a refund, Landlord may require Tenant to advance funds sufficient to pay the tax that would be indemnified by Tenant hereunder if the refund claim were resolved adversely to Landlord. To the extent the refund claim is successful, the refund received from the taxing authority and attributable to funds advanced by Tenant shall be refunded to Tenant, unless the refund is needed to pay an indemnity. Notwithstanding anything to the contrary in this Paragraph 30(c), Landlord may at any time decline to take any further action with respect to a Proposed Adjustment or may settle any contest without the consent of Tenant; provided, however, that if Tenant has complied with all the terms of this Paragraph 30(c), and Tenant has reasonably withheld in writing its consent to all or part of such assessment or settlement based upon its evaluation of the merits, Tenant will not be obligated to indemnify Landlord for the portion of such assessment or settlement to which Tenant has reasonably withheld its consent. In the case of any flow-through entity, “Landlord” shall include the member or other equity owners of Landlord required to report the gross or net income of Landlord and/or other items of income, expense, deduction and credit with respect thereto, and “Landlord” and the owners thereof shall include the consolidated group of which any such Person is a part for income tax purposes.

(d)     Tenant (or its designated beneficiary) is authorized and will control the ad valorem real property tax valuation process. This includes the right to examine records, obtain all tax statements and discuss or appeal any tax assessments to the proper authorities. All trim notices and notices of valuation will be either sent directly to Tenant from the tax assessor or will be promptly forwarded to Tenant by Landlord.

(e)     Notwithstanding anything herein to the contrary, the provisions of this Paragraph 30 shall survive the earlier termination of this Lease.

31.     Withholdings.

(a)     Notwithstanding anything herein to the contrary, Tenant agrees that each payment of Basic Rent and Additional Rent shall be free and clear of, and without deduction for any withholdings of any nature whatsoever unless required by Applicable Law. If any deduction or withholding is required with respect to a payment of Basic Rent and/or Additional Rent by Tenant, Tenant shall pay an additional amount such that the net amount actually received by the Tax Indemnitee, after deduction or withholding, will be equal, on an After-Tax Basis, to all such amounts that would be received by the Tax Indemnitee if no such deduction or withholding had been required; provided, that the Tenant shall not be obligated to pay any additional amount pursuant to this Paragraph 31 if the requirement to make such payment is solely due to the failure of a Tax Indemnitee to comply with Paragraph 30(c) to obtain relief or exemption from such withholding.

(b)     Notwithstanding anything herein to the contrary, the provisions of this Paragraph 31 shall survive the earlier termination of this Lease.

32.     Representations. Tenant represents and warrants to Landlord and the Lenders as follows:

(a)     Existence and Standing. Tenant is a corporation duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and in the jurisdiction where the Leased Premises is located and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b)     Authorization and Validity. Tenant has the power and authority and legal right to execute and deliver this Lease and to perform its obligations hereunder. The execution and delivery by Tenant of this Lease and the performance of its obligations hereunder have been duly authorized by proper corporate or other proceedings, and this Lease constitutes legal, valid and binding obligations of Tenant enforceable against Tenant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c)     No Conflict. The execution, delivery and performance by Tenant of this Lease and the transactions contemplated hereby do not and will not (i) violate any Law or the organizational documents of Tenant or any agreement, indenture or other contract to which Tenant is a party or is subject, (ii) result in or require the creation or imposition of any Lien whatsoever on the Leased Premises or upon any of the properties or assets of Tenant, or (iii) require any approval of stockholders which has not been obtained and is in full force and effect.

(d)     Governmental Consents. Except as have been made, obtained or given, and are in full force and effect, no filing or registration with, consent or approval of, or notice to, with or by any Governmental Authority, is required to authorize, or is required in connection with, the execution, delivery and performance by Tenant of this Lease or the legality, validity, binding effect or enforceability of this Lease.

(e)     Governmental Regulation. Neither Tenant nor any Subsidiary of Tenant is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(f)     Requirements of Law. Tenant and each Subsidiary of Tenant and each Person acting on behalf of any of them is in compliance with all Legal Requirements applicable to them and their respective businesses to the extent the failure to be in such compliance has had, or could have, a material adverse effect on Tenant’s financial condition, operations, assets or prospects, or Tenant’s ability to perform its obligations under this Lease.

(g)     Hazardous Materials. (i)  To the best knowledge of Tenant, there are no Hazardous Materials present at, upon, under or within the Leased Premises or released or transported to or from the Leased Premises (except for Hazardous Materials that are present in the ordinary course of Tenant’s business on the Leased Premises in full compliance with all Legal Requirements), except as set forth in that certain Phase I Environmental Assessment of the Leased Premises obtained by Landlord on or prior to the Commencement Date.

(ii)     No governmental actions have been taken or are in process or, to the Tenant’s actual knowledge, have been threatened, which could reasonably be expected to subject the Leased Premises or any Indemnitee to any Claims or Liens under any Environmental Law which would have a materially adverse effect on such Indemnitee or the Leased Premises.

(iii)     Tenant has, or will obtain on or before the date required by Law, all environmental permits necessary to operate the Leased Premises in accordance with Environmental Laws and, to the best knowledge of Tenant, is complying with and has at all times complied with all such environmental permits.

(iv)     To the best of Tenant’s knowledge, no material notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to Tenant, no penalty has been assessed on Tenant and no investigation or review is pending or threatened by any Governmental Authority or other Person in each case relating to the Leased Premises with respect to any alleged material violation or liability of Tenant under any Environmental Law. To the best of Tenant’s knowledge, no material notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or threatened by any Governmental Authority or other Person relating to the Leased Premises with respect to any alleged material violation or liability under any Environmental Law by any other Person.

(v)     To the best of Tenant’s knowledge, the Leased Premises and each portion thereof are presently in compliance in all material respects with all Environmental Laws, and there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding the Leased Premises (including without limitation the release or presence of Hazardous Materials) that could reasonably be anticipated to (A) form the basis of a material Claim against the Leased Premises, any Indemnitee or Tenant, (B) cause the Leased Premises to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which the Leased Premises is located, or (D) prevent or interfere with the continued operation and maintenance of the Leased Premises as contemplated by this Lease.

(h)     Leased Premises. To the best of Tenant’s knowledge, the present condition and use of the Leased Premises conforms in all material respects with all conditions or requirements of all existing permits and approvals issued with respect to the Leased Premises, and, to the best of Tenant’s knowledge, the present use of each Leased Premises does not, in any material respect, violate any Law. To the best of Tenant’s knowledge, no material notices, complaints of orders or violation or non-compliance have been issued or threatened or contemplated by any Governmental Authority with respect to the Leased Premises or any present or intended future use thereof. To the best of Tenant’s knowledge, all agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of the Leased Premises as Tenant intends to use the Leased Premises under this Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or will be, obtained and are in full force and effect, and Tenant has no knowledge of any pending modification or cancellation of any of the same.

33.     Duty of First Offer.

(a)     Except in transactions consummated prior to the second (2nd) anniversary of the Commencement Date, Landlord shall not at any time during the Term sell or convey or agree to sell or convey the Leased Premises (except to SunTrust Banks, Inc. or any Affiliate thereof) without first having complied with the requirements of this Paragraph 33. Provided that no Event of Default exists or has occurred and is continuing, if Landlord shall desire to sell or convey the Leased Premises, then Landlord shall submit a written offer to sell the Leased Premises to Tenant setting forth the price and terms of such proposed sale (the “Offer”) to Tenant and shall give Tenant thirty (30) days within which to elect to purchase the Leased Premises on the precise terms and conditions of the Offer (except that if the Offer shall be in whole or in part for consideration other than cash, Tenant shall have the right to pay in cash the fair market value of such non-cash consideration). If Tenant elects to so purchase the Leased Premises Tenant shall give to Landlord written notice thereof (“Acceptance Notice”) and the closing shall be held within sixty (60) days after the date of the Acceptance Notice, whereupon Landlord shall convey the Leased Premises to Tenant. At the closing Landlord shall deliver to Tenant a special warranty deed (or local equivalent), sufficient to convey to Tenant fee simple title to the Leased Premises free and clear of all Liens, restrictions and encumbrances, except for the Permitted Encumbrances, Liens or encumbrances created, suffered or consented to in writing by Tenant or arising by reason of the failure of Tenant to have observed or performed any term, covenant or agreement herein to be observed or performed by Tenant, the Lien of any Impositions then affecting the Leased Premises, this Lease and, if the Leased Premises are to be conveyed subject to the outstanding balance of the Loan, the Mortgage and all other Loan documents. In the event Tenant shall elect not to so purchase the Leased Premises, Landlord may thereafter sell the Leased Premises to any party without offering it to Tenant, provided that (i) the purchase price shall not be less than 95% of that set forth in the Offer, (ii) the material terms of such purchase shall not be substantially more favorable to the buyer than those set forth in the Offer and (iii) the purchase is consummated within eighteen (18) months after Landlord’s submission of the Offer to Tenant.

(b)     Notwithstanding anything to the contrary herein, the provisions of this Paragraph 33 shall not apply to (i) any sale or conveyance of the Leased Premises in foreclosure sale (or similar proceeding) of a bona-fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such a mortgage or deed of trust, or to any transfer subsequent to a foreclosure sale or deed in lieu thereof in connection with the requirements of Standard & Poor’s, Moody’s or any other Rating Agencies if the Loan is securitized, (ii) any sale or conveyance of the Leased Premises which occurs during the existence of an Event of Default hereunder, or (iii) any sale, transfer, assignment or pledge of the beneficial ownership interest, membership interest, partnership interest or other equity interest in Landlord, or the change of the manager or other controlling person of the Landlord, or any transfer, sale or other disposition of the Leased Premises to SunTrust Banks, Inc. or any Affiliate thereof.

(c)     If Landlord sells the Leased Premises (to Tenant or anyone else) Tenant hereby acknowledges and consents as follows: (i) any such sale or conveyance during any period in which the Loan may not be prepaid or defeased, as the case may be, shall be subject to the outstanding balance of the Loan (and the purchase price payable to Landlord shall take into account such outstanding balance), and, if Tenant shall be entitled to, and shall, exercise its rights under this Paragraph 33, the Loan, Note, Mortgage and other Loan documents will be assumed by Tenant, and the Lien of the Mortgage may not be released during such period; (ii) such sale shall be in accordance with and subject to the terms and provisions of the Note, the Mortgage and the other Loan Documents, whether such purchase contemplates the purchase of the Leased Premises subject to the Lien of the Mortgage or for a release of the Lien of the Mortgage; and (iii) if the Lien of the Mortgage is not released in connection with such sale of the Leased Premises, Tenant shall acquire the Leased Premises through another entity, no merger of title shall occur and this Lease and any guaranty of this Lease will remain in full force and effect in accordance with their terms.

(d)     If Tenant shall have agreed to purchase the Leased Premises at a time when the Loan may be prepaid or defeased, as the case may be, Tenant may purchase the Leased Premises for cash free and clear of the Mortgage but only if (i) the cash portion of the Offer is increased by an amount equal to the principal and interest secured by the Mortgage, and (ii) Tenant pays (in addition to the purchase price) all prepayment premiums or defeasance deposits, yield maintenance amounts, satisfaction fees and any and all other sums which become owing as a result of such prepayment or defeasance, as the case may be; all to the end and effect that Landlord will net the same amount as Landlord would have netted had the Leased Premises been sold under and subject to the Lien of the Mortgage.

34.     Separability. Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from its obligation to perform the same. If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any Person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to such Person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

35.     Miscellaneous.

(a)     The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b)     As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; and (iii) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.

(c)     Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.

(d)     This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by both parties hereto.

(e)     The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.

(f)     This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.

(g)     This Lease shall be governed by and construed according to the laws of the State in which the Leased Premises is located.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed as of the day and year first above written.

CT CHATTANOOGA TN, LLC, as Landlord

By:	SunTrust Equity Funding, LLC, its Manager

By:	/s/ R. Todd Shutley
Name:	R. Todd Shutley
Title:	Senior Vice President and Manager

LEASE AGREEMENT
S-1

COVENANT TRANSPORT, INC., a Tennessee corporation,, as Tenant

By:	/s/ Joey B. Hogan
Name:	Joey B. Hogan
Title:	EVP/CFO

LEASE AGREEMENT
S-2

EXHIBIT A
Legal Description

Legal Description of the Property Omitted

EXHIBIT B

Basic Rent for (i) the period from the Commencement Date to March 31, 2007 shall be at the annual amount equal to $2,466,000 and (ii) for each subsequent year (including during any Renewal Term) shall be at an annual amount equal to the sum of (A) the annual Basic Rent for the immediately preceding year plus (B) the Adjustment Amount for such year. The amount of Basic Rent shall be adjusted pursuant to the foregoing sentence as of each April 1st. The “Adjustment Amount” any year shall be an amount equal to the annual Basic Rent for the immediately preceding year, times 1%.

The Basic Rent payable on any Basic Rent Payment Date shall be one-twelfth of the then annual rent calculated pursuant to the foregoing paragraph.

EXHIBIT C
Form of Tenant Estoppel

Form of Tenant Estoppel Omitted

EXHIBIT D
Form of Landlord Waiver

Form of Landlord Waiver Omitted

EXHIBIT E
Form of Subordination, Non-Disturbance and Attornment Agreement

Form of Subordination, Non-Disturbance and Attornment Agreement Omitted

APPENDIX A

“Additional Rent” shall mean all amounts, costs, expenses, liabilities and obligations (including Tenant’s obligation to pay any Net Award, Default Rate interest or late charges or penalties hereunder) which Tenant is required to pay pursuant to the terms of this Lease other than Basic Rent.

“Adjoining Property” shall mean all sidewalks, curbs, gores and vault spaces adjoining the Leased Premises.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person and shall include, if such Person is an individual, members of the immediate family of such Person, and trusts for the benefit of such individual. For the purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“After -Tax Basis” shall mean, with respect to any payment received or accrued by any Person, the amount of such payment (the “base payment”) supplemented by a further payment (the “additional payment”) to that Person so that the sum of the base payment plus the additional payment shall, after taking into account the amount of all Taxes required to be paid by such Person in respect of the receipt or accrual of the base payment and the additional payment (after any current credits or deductions arising therefrom and the timing thereof), be equal to the amount required to be received. Such calculations shall be made (a) in the case of entities subject to United States Federal income tax, at the highest marginal United States federal, state and local income tax rates applicable to individuals or corporations (as the case may be) resident or domiciled in the jurisdiction where the recipient of such payment is located (or where the recipient indicates such payment will be required to be reported, if different); (b) in the case of an organization exempt from United States Federal income tax, at the highest marginal United States federal, state and local tax rates applicable to unrelated business taxable income (or any tax that is a supplement or addition to or substitute for or in lieu thereof, whether or not expressly so designated), but only if the payments with respect to the Leased Premises are subject to such tax or (c) if Landlord is not a US taxpayer, at Landlord’s actual effective overall tax rate, if lower. In the case of any flow-through entity, “Landlord” shall include the direct or indirect members or other equity owners of Landlord that are required to report the gross or net income of Landlord and/or other items of income, expense, deduction and credit with respect thereto, and in the case of any entity, “Landlord” and the owners thereof shall include any consolidated, combined or unitary group of which Landlord is a part for income tax purposes.

“Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Fixtures, both interior or exterior, and ordinary and extraordinary.

“Anticipated Lease Income” shall mean the amounts expected to be included in gross income with respect to this Lease including only (i) Basic Rent and Additional Rent, (ii) payments as a consequence of a sale or other disposition (other than in the case of the exercise of remedies after an Event of Default) of the Leased Premises, and (iii) an amount received pursuant to the indemnity set forth in Paragraph 30.

“Applicable Laws” shall mean all existing and future applicable laws (including common laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Leased Premises). Applicable Laws shall include Environmental Laws.

“Basic Rent” shall mean the amounts set forth on Exhibit B annexed to this Lease.

“Basic Rent Payment Dates” shall mean the first day of each calendar month during the Term, or, if such day is not a Business Day, the next succeeding Business Day.

“Business Day” means any day other than a Saturday or a Sunday, or any other day on which banks are required or authorized to be closed for business in Atlanta, Georgia or Chattanooga, Tennessee.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657.

“Claims” shall mean Liens (including, without limitation, Lien removal and bonding costs) liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses and costs of investigation) of any kind and nature whatsoever.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commencement Date” shall mean April 3, 2006.

“Condemnation” shall mean a Taking and/or a Requisition.

“Default Rate” shall mean a rate of interest equal to four (4%) percent per annum above the then current Prime Rate.

“Easements” shall mean easements, covenants, waivers, approvals or restrictions for utilities, parking or other matters as desirable for operation of the Leased Premises or properties adjacent thereto.

“Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq and all other federal, state and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to the Leased Premises and (i) relating to the environment, human health or natural resources, (ii) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (iii) regulating the clean-up or other remediation of the Leased Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.

“Event of Default” shall mean the occurrence of any one or more of the following events under this Lease: (i) a failure by Tenant to make: (x) any payment of Basic Rent when due and such failure continues for five (5) or more Business Days, or (y) any payment of any other sum herein required to be paid by Tenant which continues unremedied for a period of fifteen (15) Business Days after written notice thereof is given to Tenant by Landlord or Lender or Lender’s designee; (ii) failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and such default shall continue for a period of thirty (30) days after written notice thereof is given by Landlord or Lender or Lender’s designee to Tenant, or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary (not to exceed 360 days in total) provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such default; (iii) any representation or warranty made in this Lease, or in connection with this Lease, by Tenant is determined by Landlord to have been false or misleading in any material respect at the time made; (iv) Tenant or Lease Guarantor shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) voluntarily consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) voluntarily file a general assignment for the benefit of creditors; (v) a court shall enter an order, judgment or decree appointing, with the voluntary consent of Tenant or Lease Guarantor, a receiver or trustee for Tenant or Lease Guarantor or for the Leased Premises or approving a petition filed against Tenant or Lease Guarantor which seeks relief under the bankruptcy or other similar laws of the United States or any State, and such order, judgment or decree shall remain in force, undischarged or unstayed, ninety (90) days after it is entered; (vi) Tenant or Lease Guarantor shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; (vii) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after such levy or attachment; (viii) Tenant shall be in default under any other lease of real property with Landlord or with any Affiliate of Landlord or (ix) Lease Guarantor defaults in, or repudiates, its obligations under the Lease Guaranty, or the Lease Guaranty ceases to be in full force and effect for any reason.

“Expiration Date” shall mean March 31, 2026.

“Fixtures” shall mean all fixtures (except Trade Fixtures), including any components thereof, on and in respect to the Improvements, including, without limitation, all built-in equipment intended to be permanently attached to the Improvements and used in the operation of the Leased Premises, together with all replacements, modifications, alterations and additions thereto.

“Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).

“Guaranties” shall mean all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code.

“Hazardous Materials” shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under CERCLA; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et Seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above listed statutes; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.

“Holder” shall mean, as of any particular date, any holder of a Note.

“Impositions” shall mean, collectively, all taxes of every kind and nature (including real, ad valorem, single business, personal property, gross income, transaction privilege, franchise, withholding, profits and gross receipts taxes) on or with respect to the Leased Premises, or the use, lease, ownership or operation thereof; all charges and/or taxes for any easement or agreement maintained for the benefit of the Leased Premises; all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; all ground rents on or with respect to the Leased Premises; and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any gross income tax, sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent; all payments required to be made to a governmental or quasi-governmental authority (or private entity in lieu thereof) that are in lieu of any of the foregoing, whether or not expressly so designated; and any penalties, fines, additions or interest thereon or additions thereto.

“Improvements” shall mean, collectively, the buildings, structures and other improvements on the Land.

“Indemnitee” shall mean Landlord, its assignees or other transferees, each Lender, each Holder and their respective Affiliates and their respective officers, directors, employees, agents, representatives, shareholders, members or other equity owners.

“Initial Term” shall mean the period of time commencing on the Commencement Date and terminating on the Expiration Date.

“Insurance Expiration Date” shall mean, with respect to an insurance policy, the date that such insurance policy will expire.

“Insurance Requirement” or “Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy, and whenever Tenant shall be engaged in making any Alteration or Alterations, repairs or construction work of any kind (collectively, “Work”), the term “Insurance Requirement” or “Insurance Requirements” shall be deemed to include a requirement that Tenant obtain or cause its contractor to obtain completed value builder’s risk insurance when the estimated cost of the Work in any one instance exceeds the sum of One Hundred Thousand ($100,000.00) Dollars and that Tenant or its contractor shall obtain worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.

“Land” shall mean the lot(s) or parcel(s) of land described in Exhibit A attached to this Lease and made a part hereof, together with the easements, rights and appurtenances thereunto belonging or appertaining.

“Landlord” shall mean CT Chattanooga TN, LLC, a Delaware limited liability company.

“Law” shall mean any constitution, statute or rule of law.

“Lease” has the meaning set forth in the preamble.

“Lease Guarantor” means Covenant Transport, Inc., a Nevada corporation.

“Lease Guaranty” means the Lease Guaranty, dated as of the date of this Lease, issued by the Lease Guarantor.

“Leased Premises” shall mean, collectively, the Land, the Improvements and the Fixtures.

“Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Leased Premises) and all covenants, restrictions and conditions now of record which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the “Americans with Disabilities Act”) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as required by the provisions of this Lease.

“Lender” shall mean an entity identified as such in writing to Tenant which makes a Loan to Landlord, secured by a Mortgage and evidenced by a Note or which is the holder of the Mortgage and Note as a result of an assignment thereof.

“Lien” shall mean any Lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.

“Loan” shall mean a loan made by a Lender to Landlord secured by a Mortgage and evidenced by a Note.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a first priority mortgage, deed of trust or similar security instrument hereafter executed covering the Leased Premises from Landlord to Lender or Trustee.

“Net Award” shall mean the entire award payable to Landlord by reason of a Condemnation, less any reasonable expenses incurred by Landlord in collecting such award.

“Net Proceeds” shall mean the entire proceeds of any insurance required under clauses (i), (iv) or (v) of Paragraph 14 (a) of this Lease, less any actual and reasonable expenses incurred by Landlord in collecting such proceeds.

“Note” or “Notes” shall mean a Promissory Note or Notes hereafter executed from Landlord to Lender, which Note or Notes may be secured by a Mortgage and an assignment of leases and rents.

“Notice” or “Notices” shall mean all notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, Liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the date of Landlord’s acquisition thereof, excepting, however, any such matters arising from the acts of Landlord (such as Liens arising as a result of judgments against Landlord).

“Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.

“Prime Rate” shall mean the prime rate of interest published in The Wall Street Journal or its successor, from time to time.

“Rating Agency” or “Rating Agencies” shall mean, if any, one or more of Standard & Poor’s, Moody’s, Fitch or any other rating agency that has rated the Loan, the Mortgage or the REMIC Trust or any other trust or entity in which the Loan and the Mortgage have been placed.

“REA” shall mean a reciprocal easement agreement or any other agreement or document of record now affecting the Leased Premises.

“Release” shall mean the release under applicable Environmental Laws or the threatened release of any Hazardous Materials into or upon any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouting, escaping, emptying, placement and the like.

“REMIC” shall mean a “real estate mortgage investment conduit” within the meaning of the Code.

“Renewal Option Notice” shall mean a written notice from Tenant to Landlord of its election to extend the Term (or any then Renewal Term) of this Lease pursuant to Paragraph 5 of this Lease.

“Renewal Term” shall mean an additional Lease term of five (5) years.

“Replaced Fixtures” shall mean Fixtures that have been replaced by Tenant with Replacement Fixtures.

“Replacement Fixtures” shall mean operational equipment or other parts used by Tenant to replace any of the Fixtures.

“Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Restoration” shall mean, following a casualty or Condemnation, the restoration of the Leased Premises to as nearly as possible its value, condition and character immediately prior to such casualty or Condemnation, in accordance with the provisions of this Lease, including but not limited to the provisions of Paragraphs 11(a), 12 and 15. Notwithstanding the foregoing, such Restoration may depart from the exact condition of the Leased Premises immediately prior to the casualty or Condemnation, provided that (i) the fair market value of the Leased Premises shall not be lessened after the completion of the Restoration, (ii) the use of the Leased Premises shall not be changed as a result of any such Restoration, (iii) all such Restoration shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements, (iv) Tenant shall (subject to the provisions of Paragraph 18 hereof) discharge all Liens filed against any of the Leased Premises arising out of the same, and (v) no such Alteration shall create any debt or other encumbrance(s) on the Leased Premises.

“Restoration Award” shall mean that portion of the Net Award equal to the cost of Restoration.

“Restoration Fund” shall mean, collectively, the Net Proceeds, Restoration Award and Tenant Insurance Payment.

“SEC” shall mean the Securities and Exchange Commission.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services.

“State” shall mean the State or Commonwealth in which the Leased Premises is situated.

“Structural Change” means any Alteration that (i) includes the movement of any load-bearing wall, (ii) alters the foot-print of any Improvement, or (iii) includes the addition of a floor to any building.

“Subsidiary” means any corporation, association, trust or other business entity of which the designated parent shall at any time own directly, or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding Voting Stock.

“Taking” shall mean any taking of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.

“Tax” or “Taxes” shall mean any and all present and future taxes, including income (gross or net), gross or net receipts, sales, use, value added, franchise, doing business, transfer, capital, property (tangible or intangible), municipal assessments, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholding, together with any penalties, fines, additions or interest thereon or additions thereto (any of the forgoing being referred to herein individually as a “Tax”), imposed by any Governmental Authority. Taxes shall include the costs of any contest or appeal pursued which reduces the Taxes (or attempts to do so) including reasonable attorneys’ fees and costs incident thereto. Without limiting the foregoing, if at any time during the term of this Lease the methods of taxation prevailing at the execution hereof shall be changed or altered so that in lieu of or as a supplement or addition to or a substitute for the whole or any part of the real estate taxes or assessments now or from time to time thereafter levied, assessed or imposed by applicable taxing authorities for the funding of governmental services, there shall be imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the gross rents received or otherwise attributable to the Leased Premises, or (ii) a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Leased Premises or this Lease, and imposed on the Landlord under this Lease or any portion thereof, or (iii) a license fee or other fee or tax measured by the gross rent payable under this Lease, or (iv) any other tax, assessment, levy, charge, fee or the like payable with respect to the Leased Premises, the rents, issues and profits thereof, then all such taxes, assessments, levies, impositions and/or charges, or the part thereof so measured or based, shall be deemed to be Taxes.

“Tax Indemnitee” shall mean Landlord, each Lender, any Holder, any servicer of a Loan, Trustee, any trustee under a Mortgage which is a deed of trust, each of their assignees or other transferees and each of their Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.

“Tenant” shall mean Covenant Transport, Inc., a Tennessee corporation.

“Tenant’s Insurance Payment” shall mean, in the event of a damage or destruction, the amount of the proceeds that would have been payable under the third-party insurance required to be maintained pursuant to Paragraph 14(a)(i), (iv) or (vi) had such insurance program been in effect, together with the amount of any deductible under such insurance.

“Tenant’s Termination Notice” shall mean a written notice from Tenant to Landlord after a Condemnation or casualty of Tenant’s intention to terminate this Lease on the Termination Date.

“Term” shall mean the Initial Term, together with any Renewal Term.

“Termination Date” shall mean the date for the termination of this Lease pursuant to Tenant’s Termination Notice, which date shall be on a Basic Rent Payment Date occurring no sooner than thirty (30) days after the date of Tenant’s Termination Notice pursuant to Paragraph 13 or 14 of this Lease.

“Trade Fixtures” shall mean all fixtures, equipment and other items of personal property (whether or not attached to the Improvements) which are owned by Tenant and used in the operation of the business conducted on the Leased Premises.

“Trustee” shall mean an institution serving as a trustee, collateral agent or administrative agent for Lender.

“Voting Stock” shall mean stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Back to Form 8-K